Exhibit 10.49

AMENDMENT No. 1

TO THE EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Employment Agreement dated January 10, 2022 (the ''Agreement”) is made and entered into as of March 18th, 2022 by and between La Rosa Holdings Corp., a Nevada corporation (the "Company"), and Brad Wolfe, an individual ("Executive"). Each of the Company and Executive is a “Party” to this Amendment and the Company and Executive, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the Executive entered into the Agreement on January 10, 2022.

WHEREAS, the Company and the Executive desire to amend the Agreement to set forth additional terms, conditions and obligations of the Parties with respect to the Executive’s employment in the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	Section 1.4.3.i of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“i. Grants. The Board or a committee thereof shall grant the Executive (a) 180,000 shares of restricted common stock of the Company, which shall vest on the Effective Date, and (b) 150,000 shares of restricted common stock of the Company, which shall be subject to a monthly vesting schedule and vest evenly over a 24 month period, commencing on the Effective Date (collectively, the "Equity Awards"). In the event of the Executive's death, Disability (as defined herein) or Change of Control of the Company, then- outstanding and unvested portion of Equity Awards described in clause (b) of this Section 1.4.3.i shall vest at the date of such event. "Change of Control" means the change in effective control of the Company as set forth in Treasury Regulation Section 1.409A-3(i)(5) (i), (v), (vi) or (vii) as determined by the Compensation Committee of the Board. The Equity Awards shall be issued at a per share price equal to the fair market value on the date of issue, and will be subject to equity award agreements that Executive has seen and approved prior to the execution of this Agreement. In the event that the proposed 3.5 for 1 reverse stock split (where every 3.5 shares of common stock of the Company is converted and reduced to one share (the “Reverse Split”) is effectuated by the Company, the Company agrees that immediately prior to the effective date of the Reverse Split that it will grant to the Executive an additional 825,000 shares of restricted Company common stock so that the total number of shares of restricted Company common stock owned by the Executive immediately prior to the effectiveness of the Reverse Split shall be 1,155,000 and that the total number of restricted shares of Company common stock owned by the Executive immediately after the Reverse Split shall be 330,000 of which (a) 180,000 shares of restricted common stock of the Company shall have vested on the Effective Date of the Agreement, and (b) 150,000 shares of restricted common stock of the Company shall be subject to a monthly vesting schedule and vest evenly over a 24 month period, commencing on the Effective Date of the Agreement.”

2.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
LA ROSA HOLDINGS CORP.

/s/ Joseph La Rosa
Signature

Joseph La Rosa
Print Name

Chief Executive Officer
Title

“EXECUTIVE”
BRAD WOLFE

/s/ Brad Wolfe
Executive’s Signature